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Exhibit 99.3

CONSENT OF WINSTON WILSON

        NorthStar Real Estate Income II, Inc. (the "Company") intends to file a Pre-Effective Amendment to the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the "Registration Statement") registering shares of its common stock for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: March 22, 2013

/s/ WINSTON WILSON Winston Wilson

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  Exhibit 99.3